Exhibit 5.1

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

February 26, 2020

W.W. Grainger, Inc.

100 Grainger Parkway

Lake Forest, Illinois 60045

Re:       Issuance of 1.85% Senior Notes Due 2025 by W.W. Grainger, Inc.

Ladies and Gentlemen:

We have acted as special counsel to W.W. Grainger, Inc., an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 1.85% Senior Notes due 2025 (the “Notes”). The Notes were issued under that certain Indenture, dated as of June 11, 2015 (the “Base Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of February 26, 2020 (the Base Indenture, as supplemented by the Fourth Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

The Notes were offered and sold by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3ASR filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020 (File No. 333-236530), as supplemented by the preliminary prospectus supplement, dated February 21, 2020 (the “Preliminary Prospectus Supplement”), and the prospectus supplement, February 21, 2020 (the “Prospectus Supplement”).

We have reviewed (i) the Registration Statement (including the prospectus which forms a part of the Registration Statement), (ii) the Preliminary Prospectus Supplement, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the restated articles of incorporation and by-laws of the Company, each as amended to the date hereof, (vi) resolutions adopted by the Board of Directors of the Company (the “Board”) and (vii) resolutions adopted by a Pricing Committee of the Board, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

 Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized and executed by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

We have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite legal power and authority to perform their respective obligations under the Indenture.

The opinion expressed above is limited to the laws of the State of Illinois, the State of New York and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about February 26, 2020, which Form 8-K will be incorporated by reference into the Registration Statement, and the use of our name therein and in the related Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent change in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP

W.W. Grainger, Inc.	Page 2